Exhibit 14  Code of Ethics

EARTH BIOFUELS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (the "Code") embodies the commitment of Earth Biofuels, Inc. (the "Company") to conduct its businesses in accordance with all applicable laws, rules and regulations and the highest ethical standards. All employees, including executive officers, and members of the Board of Directors, are expected to adhere to the principles and procedures set forth in this Code that apply to them. The Company also expects the consultants it retains generally to abide by this Code as well.

1. Compliance and Reporting

Employees and directors should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any employee or director who becomes aware of any existing or potential violation of this Code has an obligation to promptly notify the Company's General Counsel or compliance officer as shall be designated from time to time. Such communications will be kept confidential to the extent feasible, provided that any concern about questionable accounting or auditing matters submitted by an employee will be kept confidential, and may be made anonymously, to the extent requested by the employee. The Company will take such disciplinary or preventive actions as it deems appropriate to address any existing or potential violation of this Code brought to its attention. If the employee or director is not satisfied with the Company's response, or if there is reason to believe that notification to the General Counsel or other designated compliance officer is inappropriate in a particular case, the employee or director should contact the Audit Committee of the Company's Board of Directors or, in the event that no such Committee exists, any member of the Board of Directors selected by the employee or director.

Any questions relating to how these policies should be interpreted or applied should be addressed to the General Counsel or other designated compliance officer.

The Company prohibits retaliation of any kind against an individual who has made a good faith report of a violation or potential violation of this Code.

2. Public Disclosure

It is the Company's policy that the information in its public communications, including all Securities and Exchange Commission ("SEC') filings, be full, fair, accurate, timely and understandable. All employees and directors who are involved in the disclosure process, including the Chief Financial Officer and his staff, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any employee or director who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.

3. Financial Statement and Other Records

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or other assets should not be maintained unless permitted by applicable laws, rules and regulations.

Employees and directors should always retain or destroy records according to the Company's record retention policies. In the event of litigation or governmental investigation that could involve any particular records, however, none of such records should be destroyed and, in the event that any such records were in the process of being destroyed in the ordinary course of business in accordance with the Company's policies, such destruction shall immediately cease and the Company's General Counsel should be consulted immediately.

4. Compliance with Laws, Rules and Regulations

It is the Company's policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee and director to determine which laws, rules and regulations apply to his or her position with the Company and to adhere to the standards and restrictions imposed by those laws, rules and regulations.

Generally, it is both illegal and against Company policy for any employee or director who is aware of material non-public information relating to the Company, any of the Company's clients or any other private or governmental issuer of securities to buy or sell any securities of the Company or any such other issuers, or recommend that another person buy, sell or hold the securities of the Company or those other issuers.

Additionally, more detailed rules governing the trading of securities by the Company's officers and directors are set forth in the Company's insider trading policies, as in effect from time to time.

Any employee or director who is uncertain about the legal or other rules involving his or her purchase or sale of any Company securities or any securities in issuers that he or she is familiar with by virtue of his or her work for the Company must consult with the General Counsel or other designated compliance officer before making any such purchase or sale.

5.Personal Conflicts of Interest

A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the Company. Personal conflicts of interest are prohibited as a matter of Company policy, unless the Company has approved them in advance and in writing. In particular, an employee or director must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Any employee or director who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with the General Counsel or other designated compliance officer.

6. Corporate Opportunities

Employees and directors owe a duty to the Company to advance the Company's legitimate business interests when the opportunity to do so arises. Generally, employees and directors are prohibited from taking for themselves (or directing to a third party) a corporate opportunity that is discovered through the use of corporate property, information or position, unless the Company has first been offered the opportunity and turned it down in writing. Additionally, employees and directors are prohibited from using corporate property, information or position for improper personal gain or competing with the Company.

If an employee or director has any question about corporate opportunities or whether any use of Company property or services is improper, such person should consult with the General Counsel or other designated compliance officer in advance.

7. Confidentiality

In carrying out the Company's business, employees and directors often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Employees and directors must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized by the Company in writing or otherwise legally mandated. Confidential or proprietary information includes, among other things, any nonpublic information concerning the Company relating to its businesses, financial performance, results or prospects, and any non-public information provided by a third party (including a customer) with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

8. Fair Dealing

The Company has a history of succeeding through honest business competition. It does not seek competitive advantages through illegal or unethical business practices. Each employee and director should endeavor to deal fairly with the Company's customers, service providers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

9. Equal Employment Opportunity and Harassment

The Company's focus in personnel decisions is on merit and individual contribution. Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that the Company has set for itself. The Company affords equal employment opportunity to all qualified persons. This means equal opportunity in regard to each individual's terms and conditions of employment and in regard to any other matter that affects in any way the working environment for the employee. The Company does not tolerate or condone any type of discrimination prohibited by law, including sexual or other harassment.

10. Protection and Proper Use of Firm Assets

All employees and directors should protect the Company's assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only.

11. Waivers of This Code

From time to time, the Company may waive certain provisions of this Code. Any employee or director who believes that a waiver may be called for should discuss the matter in advance with the General Counsel or other designated compliance officer. Only the Board of Directors or a committee of the Board consisting solely of independent directors may grant waivers hereunder for executive officers or directors of the Company.

ACKNOWLEDGMENT
I have received and read the Earth Biofuels Employee Code of Business Conduct and Ethics. Name:

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